As filed with the Securities and Exchange Commission on May 20, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOTOROLA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-1115800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 W. Monroe Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Motorola Solutions Management Deferred Compensation Plan

(As Amended and Restated Effective as of June 1, 2013)

(Full Title of the Plan)

Jason J. Winkler, Executive Vice President and Chief Financial Officer

500 W. Monroe Street, Chicago, Illinois 60661

(Name and Address of Agent for Service)

(847) 576-5000

Telephone Number, Including Area Code, of Agent For Service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Motorola Solutions, Inc., a Delaware corporation (the “Registrant”), pursuant to General Instruction E of Form S-8 under the Securities Act of 1933 (the “Securities Act”), to register an additional $50,000,000 in deferred compensation obligations, for issuance pursuant to the Motorola Solutions Management Deferred Compensation Plan (As Amended and Restated Effective as of June 1, 2013) (the “Plan”), for which previously-filed registration statements on Form S-8 are effective. The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January  3, 2001 (File No.  333-53120) and the Registrant’s Registration Statement on Form S-8 filed with the SEC on April  6, 2005 (File No. 333-123879) are incorporated by reference into this Registration Statement, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2022; and

(c)	The Registrant’s Current Reports on Form 8-K filed on January 18, 2022, and March 14, 2022.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules) which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The validity of the deferred compensation obligations to which this Registration Statement relates is being passed upon for the Registrant by Kristin L. Kruska Esq., Corporate Vice President, Transactions, Corporate & Securities Law and Secretary, in the Registrant’s Law Department. Ms. Kruska is eligible to participate in various employee benefit plans of the Registrant, including the Plan, and beneficially owns, or has rights to acquire, less than one percent of the Registrant’s outstanding shares of common stock.

Item 8.	Exhibits.

Exhibit Number	Description

4.1(a)	Restated Certificate of Incorporation of Motorola, Inc., as amended through May 5, 2009 (incorporated by reference to Exhibit 3(i)(b) to Motorola, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2009).

4.1(b)	Certificate of Amendment to the Restated Certificate of Incorporation of Motorola, Inc., effective January 4, 2011, as filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.1 to Motorola Solutions, Inc.’s Current Report on Form 8-K filed on January 10, 2011).

4.1(c)	Certificate of Ownership and Merger merging Motorola Name Change Corporation into Motorola, Inc., effective January 4, 2011, as filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.2 to Motorola Solutions, Inc.’s Current Report on Form 8-K filed on January 10, 2011).

4.2	Amended and Restated Bylaws of Motorola Solutions, Inc. as of August 27, 2020 (incorporated by reference to Exhibit 3.1 to Motorola Solutions, Inc.’s Current Report on Form 8-K filed on August 27, 2020).

4.3	Motorola Solutions Management Deferred Compensation Plan (As Amended and Restated Effective as of June 1, 2013) (incorporated by reference to Exhibit 10.1 to Motorola Solutions, Inc.’s Current Report on Form 8-K filed on June 5, 2013).

*5.1	Opinion and consent of Kristin L. Kruska Esq., Corporate Vice President, Transactions, Corporate & Securities Law and Secretary, Motorola Solutions, Inc., as to the validity of the securities being issued.

*23.1	Consent of Kristin L. Kruska Esq., Corporate Vice President, Transactions, Corporate & Securities Law and Secretary, Motorola Solutions, Inc. (included in Exhibit 5.1).

*23.2	Consent of PricewaterhouseCoopers LLP.

*24.1	Power of Attorney (included on the signature page of this Registration Statement).

*107	Filing Fee Table.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 20th day of May, 2022.

MOTOROLA SOLUTIONS, INC.
(Registrant)

/s/ Jason J. Winkler
Jason J. Winkler
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Gregory Q. Brown, Jason J. Winkler and Katherine A. Maher, and each of them, with full power of substitution and resubstitution, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments (including post-effective amendments), supplements or statements with respect to this Registration Statement, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Gregory Q. Brown Gregory Q. Brown	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 20, 2022

/s/ Jason J. Winkler Jason J. Winkler	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2022

/s/ Katherine A. Maher Katherine A. Maher	Corporate Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 20, 2022

/s/ Kenneth D. Denman Kenneth D. Denman	Director	May 20, 2022

/s/ Egon P. Durban Egon P. Durban	Director	May 20, 2022

/s/ Ayanna M. Howard Ayanna M. Howard	Director	May 20, 2022

/s/ Clayton M. Jones Clayton M. Jones	Director	May 20, 2022

/s/ Judy C. Lewent Judy C. Lewent	Director	May 20, 2022

/s/ Gregory K. Mondre Gregory K. Mondre	Director	May 20, 2022

/s/ Joseph M. Tucci Joseph M. Tucci	Director	May 20, 2022